Exhibit 1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made as of December 6, 2006, by and among Skywire Software, LLC, a Texas limited liability company (the “Purchaser”), Skywire Star Acquisition Corp., a Delaware corporation (“Merger Sub”), and Docucorp International, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company upon the terms and conditions set forth herein, and the Company’s Board of Directors has resolved to recommend its acceptance by the Company’s stockholders; and

WHEREAS, Purchaser has formed the Merger Sub as a wholly-owned subsidiary for the purpose of consummating such acquisition;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to Purchaser and Merger Sub to enter into this Agreement, the members of the Board of Directors of the Company are executing and delivering support agreements (the “Support Agreements”) substantially in the form attached hereto as Exhibit A, to Purchaser;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1
THE MERGER

1.1                                 Merger.

In accordance with the provisions of the Delaware General Corporation Law (“DGCL”), at the Effective Date , Merger Sub shall be merged (the “Merger”) into the Company, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Delaware.

1.2                                 Continuing of Corporate Existence.

Except as may otherwise be set forth herein, the corporate existence and identity of the Company, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Merger Sub, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Company, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Sub shall thereafter cease except to the extent continued by statute.

1.3                                 Effective Date.

The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Date.”

1.4                                 Corporate Governance.

(a)                                  The Certificate of Incorporation of the Merger Sub, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation.

(b)                                 The Bylaws of the Merger Sub, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

(c)                                  The members of the Board of Directors of the Surviving Corporation shall be the Persons constituting the Board of Directors of Merger Sub as of the Effective Date.

(d)                                 Unless the Purchaser otherwise sets forth in writing, the officers of the Surviving Corporation shall be the Persons holding such offices in the Company as of the Effective Date.

1.5                                 Effects of the Merger.

The Merger shall have the effects on the rights and obligations of the Surviving Corporation as set forth in the applicable provisions of the DGCL.

1.6                                 Closing.

Consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company in Dallas, Texas, commencing at 10:00 a.m., local time, on the date (i) on which the Special Meeting of the Company’s stockholders occurs or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between the Purchaser and the Company. The day on which the Closing shall occur is referred to herein as the “Closing Date.”  Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of Delaware and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

ARTICLE 2
CONVERSION OF SHARES; TREATMENT OF OPTIONS

2.1                                 Conversion of Shares.

At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

(a)                                  Each share of common stock, $.01 par value per share, of the Company (“Company Common Stock”), which shall be outstanding immediately prior to the Effective Date (other than shares owned by Purchaser or the Company or any of their respective subsidiaries, all of which shall be canceled, and Dissenting Shares (the “Converted Shares”) shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive $10.00 per share (the “Merger Price”) in cash without any interest thereon.

(b)                                 Each share of Common Stock, $.01 par value, of Merger Sub which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of the common stock of the Surviving Corporation.

2.2                                 Dissenting Shares.

Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the consideration provided for in Section 2.1 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the DGCL) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Section 2.1. If any holder of Company Common Stock shall assert the right to be paid the fair value of such Company Common Stock as described above, the Company shall give Purchaser prompt notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, Purchaser will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

2.3                                 Stock Option Plans.

At the Effective Date, the holders of then outstanding options to purchase shares of Company Common Stock under the Company’s stock option plans (the “Stock Option Plans”), whether or not then exercisable (collectively the “Options”) shall, in cancellation and settlement thereof, receive for each share of Company Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Price and the per share exercise price of such Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the “Option Consideration”). The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. The Stock Option Plans shall terminate as of the Effective Date, and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Date. Prior to the Closing, the Company shall take all action necessary to (i) ensure that, following the Effective Date, no participant in the Stock Option Plans or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and (ii) terminate all such plans, programs and arrangements.

2.4                                 Adjustment.

If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any classification, recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period, then the consideration to be received pursuant to this Article 2 by the holders of shares of Company Common Stock and/or Options shall be adjusted to accurately reflect such change.

2.5                                 Exchange Agent.

(a)                                  Purchaser shall authorize the Company’s transfer agent, or other corporate trust operation selected by Purchaser and reasonably acceptable to the Company, to serve as exchange agent hereunder (the “Exchange Agent”). Immediately prior to the Effective Date, Purchaser shall deposit or shall cause to be deposited in trust with the Exchange Agent the cash amount of the Merger Price and Option Consideration with respect to each Converted Share and Option, as the case may be (such cash amount being hereinafter referred to as the “Exchange Fund”). The Exchange Fund may be invested by the Exchange Agent as directed by Purchaser only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a commercial bank having at least $100,000,000 in assets (collectively, “Permitted Investments”) or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Purchaser as and when requested by Purchaser. The Exchange Agent shall, pursuant to irrevocable instructions received from Purchaser, pay the Merger Price and Option Consideration with respect to such Converted Share and Option, as the case may be, as provided for in this Article 2 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by Purchaser and Company prior to the Effective Date.

(b)                                 As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of Company Common Stock (the “Certificates”) and to each holder of Options under the Stock Option Plans recorded on Company’s books a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates and Options for payment therefor and conversion thereof, which letter of transmittal shall be prepared by the Purchaser and shall be reasonably acceptable to the Company, and shall comply with all applicable rules of the Nasdaq.

(c)                                  Delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the cash consideration to which such holder shall have become entitled pursuant to this Article 2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates.

(d)                                 Options shall be cancelled as of the Effective Date and upon the occurrence of the Effective Date the holder of each Option shall be entitled to receive in exchange therefor a check representing the cash consideration to which such holder will have become entitled pursuant to this Article 2 (less applicable withholding taxes). No interest will be paid or accrued on the cash payable upon the cancellation of Options.

(e)                                  If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a check representing cash to such other Person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of Company and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in this Article 2. All payments in respect of shares of Company Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

(f)                                    In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof will be required to tender a notarized affidavit of lost certificate, including an agreement to indemnify the Surviving Corporation in the event that a bona fide holder in due course submits the Certificate and seeks to receive the merger consideration payable in respect thereof, and may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to Purchaser a bond in such reasonable sum as Purchaser may direct as indemnity against any claim that may be made against the Exchange Agent, Purchaser or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

(g)                                 After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the consideration described in this Article 2. From and after the Effective Date, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock represented thereby, except as otherwise provided for herein or by applicable Law.

(h)                                 Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for six months after the Effective Date shall be returned to Purchaser, upon demand, and any holder of Company Common Stock who has not theretofore complied with Section 2.5(c) shall thereafter look only to Purchaser for payment of the consideration to which such holder has become entitled pursuant to this Article 2. Notwithstanding any provision of this Agreement to the contrary, none of the Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any amount properly paid from the Exchange Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)                                     If any Certificates shall not have been surrendered prior to three years after the Effective Date (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Body), any such portion of the Exchange Fund in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.6                                 Subsequent Actions.

If at any time after the Effective Date the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

3.1                                 Organization and Good Standing of Company.

Each of the Company Entities is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

3.2                                 Capital Stock of Company Subsidiaries and Other Ownership Interests.

Exhibit 21.1 to the Company’s Report on Form 10-K for the year ended July 31, 2006 (the “Current 10-K”), a copy of which is attached hereto as Schedule 3.2, sets forth a true and complete list of all corporations, partnerships and other entities in which the Company owns any equity interest (the “Company Subsidiaries”) and the jurisdiction in which each Company Subsidiary is incorporated or organized. Each Company Subsidiary is owned directly or indirectly 100% by the Company, and no Person has an option, warrant, subscription, or contractual right to purchase any equity security of any of the Company Subsidiaries, either from the Company or from any Company Subsidiary. The shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and are validly issued, fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of any and all Liens.

3.3                                 Foreign Qualification.

Each Company Entity is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify has had or would reasonably be expected to have a Company Material Adverse Effect. As used in this Agreement, “Company Material Adverse Effect” means a change, circumstance, event or effect that individually or in the aggregate would be materially adverse to (a) the business, operations, prospects, assets or financial condition of the Company Entities taken as a whole or (b) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Agreement.

3.4                                 Corporate Power and Authority.

Each of the Company Entities has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated herein has been duly authorized by all necessary corporate action and no other corporate action is necessary other than the approval of this Agreement and the Merger by its stockholders. The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, (ii) determining that the terms of this Agreement are fair to and in the best interest of the Company’s stockholders, (iii) declaring the advisability of this Agreement and (iv) resolving to recommend acceptance of this Agreement and the transactions contemplated hereby to the Company’s stockholders, which resolutions, subject to the Board of Directors’ rights set forth in Section 5.4,  have not been subsequently rescinded, modified or withdrawn in any way. The action taken by the Board of Directors of the Company constitutes approval of the transactions contemplated herein by the Board of Directors of the Company under the provisions of Section 203 of the DGCL, and no other state takeover statute is applicable to the transactions contemplated herein or this Agreement. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Required Stockholder Approval”) is the only vote or approval of the holders of any securities of any Company Entity that is necessary to adopt this Agreement.

3.5                                 Binding Effect.

This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights; (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (iii) rights to indemnification may be limited by considerations of public policy.

3.6                                 Absence of Restrictions and Conflicts.

Except as set forth on Schedule 3.6 or as specifically set forth herein, the execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any Lien under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of any Company Entity, (ii) the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which any Company Entity is a party or by which any of them or any of their properties or assets is bound, (iii) any decree, judgment, writ, injunction, or order of any court or Governmental Body to which any Company Entity is a party or by which Company, any Company Entity or any of their respective properties is bound, or (iv) any Law, regulation, permit, license or rule applicable to any Company Entity other than, with respect to clauses (ii), (iii) and (iv), any such violation, conflict, breach or default which would not have a Company Material Adverse Effect. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Securities Act of 1933, as amended (the “Securities Act”), Securities Exchange Act of 1934, as amended (the “Exchange Act”) and applicable state securities Laws or as set forth on Schedule 3.6, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body with respect to any Company Entity is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation of the transactions contemplated hereby.

3.7                                 Company SEC Reports.

The Company has duly filed with the Securities and Exchange Commission (the “SEC”) the following:  (i) the Current 10-K, (ii) the Form 10-Q for the quarter ended October 31, 2006 (the “Current 10-Q”) and (iii) the proxy statement relating to the Company’s meeting of stockholders on December 5, 2006 (collectively, the “Company SEC Reports”). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For at least the past three fiscal years, the Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

3.8                                 Capitalization of the Company.

Except as set forth on Schedule 3.8(i), the authorized and outstanding capital stock of the Company is as set forth on its Consolidated Balance Sheet comprising a part of the Current 10-Q (the “Most Recent Balance Sheet”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Schedule 3.8(ii) lists the name of each record holder of any Option, the number of Options held by such record holder, and the exercise price of each such Option. Except as set forth on Schedule 3.8(ii), there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating any Company Entity to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of any Company Entity or obligations of any Company Entity to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the any Company Entity to repurchase, redeem or otherwise acquire any capital stock of any Company Entity or Affiliate of any Company Entity or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Entity or any other Person.

3.9                                 Financial Statements.

(a)                                  The financial statements (including the related notes thereto) set forth in the SEC Reports (the “Company Financial Statements”) have been prepared from and are in accordance with, the books and records of the Company Entities, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company Entities as at the dates thereof and for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount). Since October 31, 2006, there has been no change in accounting principles applicable to, or methods of accounting utilized by any Company Entity except as noted in the Company Financial Statements.

(b)                                 No Company Entity has any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except (i) liabilities accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto or (ii) liabilities which are incurred in the ordinary course of business since October 31, 2006 and which do not exceed $50,000 (other than those set forth on Schedule 3.9(b)).

3.10                           Absence of Certain Changes.

Since October 31, 2006, and except as set forth in the SEC Reports or on Schedule 3.10, there has not occurred any events or changes (including the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and no Company Entity has:

(a)                                  suffered any damage or destruction to or loss of property or assets,  that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 sold, licensed to any third party or otherwise disposed of any assets that are material, individually or in the aggregate, to the Company Entities taken as a whole, except for software licenses to customers entered into in the ordinary course of business;

(c)                                  entered into, modified, or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

(d)                                 guaranteed the indebtedness or obligations of any Person, granted any Lien, or agreed to the imposition of any restriction or charge of any kind with respect to any material assets;

(e)                                  purchased, licensed from any third party or otherwise acquired any assets or made any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate or outside of the ordinary course of business;

(f)                                    written up, written down or written off the book value of any material amount of assets by more than $25,000 individually or $50,000 in the aggregate or outside of the ordinary course of business;

(g)                                 declared, paid or set aside for payment any dividend or distribution with respect to the Company’s capital stock;

(h)                                 effected or declared, any split, combination or reclassification of any of the Company’s capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company;

(i)                                     redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of the Company’s capital stock or securities (other than shares issued upon exercise of the Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

(j)                                     entered into, adopted or amended any employee benefit plan;

(k)                                  implemented any layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”);

(l)                                     entered into or amended any collective bargaining agreement with a representative of any unit of employees or been a party to any proceeding or order under which any union is certified as the authorized representative for any unit of employees;

(m)                               entered into any settlement, conciliation or similar agreement, the performance of which will involve payment after the execution date of this Agreement of consideration in excess of $50,000 for any one claim and in excess of $100,000 in the aggregate;

(n)                                 made any loan to, or entered into any other transaction with, any of its directors or officers, or any of its employees outside the ordinary course of business;

(o)                                 granted any increase in compensation of or made any material changes in the employment terms of any of its directors or officers or any of its employees outside the ordinary course of business;

(p)                                 amended or resolved to amend any Company Entity’s certificate of incorporation or bylaws or other applicable governing documents;

(q)                                 failed to maintain insurance coverage consistent with past practices;

(r)                                    entered into any employment or severance agreement or arrangement or any agreement or arrangement with any officer, director or employee or any agreement or arrangement that would require the Company to make payments to any officer, director or employee in connection with the transactions contemplated by this Agreement;

(s)                                  made or changed any tax election or adopted any new annual accounting period;

(t)                                    changed any accounting method or principal, made changes to or drawn-down upon any reserves (except for changes in reserves that are in the ordinary course of business), or changed any policies or practices concerning payment processing;

(u)                                 filed any amended Tax Return, changed any entity classification election under Treasury Regulation §301.7701-3, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action, or omited to take any action relating to the filing of any Tax Return or the payment of any Tax;

(v)                                 received notification of any Material Customer that it intends to terminate or not renew its agreement with the Company;

(w)                               granted any Option or issued any Company Common Stock (other than issuances upon exercise of previously granted Options);

(x)                                   delayed, postponed, or accelerated the payment of any material accounts payable;

(y)                                 canceled, compromised, or waived any material claim;

(z)                                   except to the Purchaser and its representatives, disclosed any Company Trade Secret other than in the ordinary course of business;

(aa)                            entered into any non-compete with any Person;

(bb)                          entered into an exclusive license of any Company Intellectual Property;

(cc)                            promoted any person to, or hired a person as, an officer of any Company Entity; or

(dd)                          entered into any agreement or understanding to do any of the foregoing

3.11                           Litigation and Government Claims.

Except as disclosed in the Company SEC Reports or on Schedule 3.11, there is no pending, or to the Knowledge of the Company, threatened, suit, claim, charge, grievance, action or litigation, or administrative, arbitration or other proceeding or investigation or inquiry by any Governmental Body against any Company Entity or to which their businesses or assets are subject. No Company Entity is subject to any judgment, decree, injunction, rule or order of any court, or, to the Knowledge of the Company, any restriction imposed by any Governmental Body applicable to any Company Entity, which has had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 3.11 lists and describes all judgments, decrees, injunctions, rules, and orders of any court or Governmental Body to which the Company is subject.

3.12                           Properties.

Schedule 3.12 lists and describes briefly (i) all real property that the Company Entities own and (ii) all real property leased to any Company Entity, the location, the rent, any deposits, and the expiration dates under such leases. The Company has good and marketable title to, or a valid leasehold or license interest in, all tangible properties and assets (real, personal and mixed) reflected on the Most Recent Balance Sheet or acquired after the date thereof (except for properties and assets sold or otherwise disposed of in the ordinary course of business since the date of the Most Recent Balance Sheet) necessary for the present or proposed conduct of its business, free and clear of any and all liens, charges, easements, adverse claims, demands, encumbrances, limitations, mortgages, security interests, options, pledges, or any other title defect or restriction of any kind (collectively “Liens”), subject only to (i) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent, (ii) Liens for taxes, assessments or other charges or levies imposed by any Governmental Body which are not yet due and payable, (iii) Liens which are not substantial in character, amount, or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affect thereby or (iv) Liens reflected on the Most Recent Balance Sheet (collectively, “Permitted Liens”). Each Company Entity has a valid leasehold interest under each such lease, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default by the Company under any such lease or, to the Knowledge of the Company, by any other party thereto; and except as set forth on Schedule 3.12, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. Each Company Entity has been in peaceable possession of the premises covered by each such lease or sublease since the commencement of the original term of such lease or sublease.

3.13                           Intellectual Property.

(a)                                  Except as set forth on Schedule 3.13(a), the Company Entities own all right, title and interest in, or have valid, binding and enforceable rights to use, all Intellectual Property necessary for the business of the Company Entities, without any conflict with the rights of others (an “IP Assignment Agreement”). “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets; (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs; (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation; (iv) computer software, data and databases including, without limitation, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials.

(b)                                 Schedule 3.13(b) sets forth (i) each patent and registration which has been issued to any Company Entity with respect to any of their Intellectual Property, (ii) each pending patent application or application for registration which any Company Entity has made with respect to any of their Intellectual Property, (iii) all computer software owned by and distributed or maintained by any Company Entity (“Company Software”); (iv) other than customer contracts entered into in the ordinary course of business, each license, agreement or other permission which any Company Entity has granted to any third party with respect to any of its Intellectual Property, including reseller agreements; (v)(1) all computer software licenses or similar agreements or arrangements through which any Company Entity embeds, integrates, bundles, redistributes, resells or otherwise sublicenses such software (“Third Party Software”); (2) all computer software licenses or similar agreements or arrangements to support the development of the Company Software for which any Company Entity has, during the past three fiscal years, paid more than $25,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; or (3) all computer software licenses or similar agreements or arrangements relating to information technology used in the business of the Company Entities for which any Company Entity has, during the past three fiscal years, paid more than $50,000 in the aggregate in license fees or pays more than $25,000 in annual support fees; or (vi) all other material agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property by any Company Entity, including, without limitation, settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements (collectively, all agreements set forth under Subsections (iv), (v) and (vi) will be referred to as “IP Agreements”).

(c)                                  Except as set forth on Schedule 3.13(c), no Company Entity, nor the conduct of their respective businesses or operations, infringes, violates or misappropriates, or has been alleged to infringe, violate or misappropriate, any Intellectual Property of any third party. No Company Entity has received any notice (including, without limitation, any demand letter or offer to license) from any third party pertaining to or challenging the right of any Company Entity to use any Intellectual Property owned by any Company Entity or used pursuant to an agreement set forth on Schedule 3.13(b). No claim by any third party contesting the validity, enforceability or ownership of any Intellectual Property owned or used by any Company Entity is currently outstanding or, to the Knowledge of the Company, threatened.

(d)                                 To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Intellectual Property owned by any Company Entity and to the Knowledge of the Company there are no facts that indicate a likelihood of the foregoing. All Intellectual Property owned by any Company Entity, including, without limitation, the Company Software was developed by employees of a Company Entity working within the scope of their employment or as a work for hire at the time of such development.

(e)                                  The Company’s general policy is, and during the preceding three years has been, to require that each of the former and current employees, and the consultants and contractors of each Company Entity who have developed or have or have had access to Intellectual Property or other confidential information, execute written instruments that (x) assign to any Company Entity all of such Person’s rights, title and interest in and to any and all Intellectual Property and (y) include confidentiality provisions in favor of any Company Entity. Schedule 3.13(e) sets forth the names of any current product development employees of, or consultants to, any Company Entity which have not executed an IP Agreement. The failure to secure an IP Assignment Agreement from any employee of or consultant to the Company will not result in, or could reasonably be foreseeable in causing, a Company Material Adverse Effect.

(f)                                    Each Company Entity has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets owned by any Company Entity or used or held for use by any Company Entity (the “Company Trade Secrets”).

(g)                                 Schedule 3.13(g) identifies any and all software (in source or object code form) subject to a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License or any other restrictive license arrangement) (“Open Source Software”) that has, during the last five fiscal years, been incorporated into, integrated or bundled with, linked to or otherwise used in or with, or used in the development of, any of the products of any Company Entity or any of the Intellectual Property (“Company Open Source Software”);

(h)                                 Schedule 3.13(h) identifies (A) the name of any of the Open Source Software identified in Schedule 3.13(g), (B) a description of each Company Entity’s past, present and intended future usage of such Open Source Software, (C) license type of such Open Source Software, (D) products with which it interacts or effects, (E) a description of any distribution of any such Open Source Software, (F) the Company’s reasonably detailed explanation of why such Open Source Software does not adversely affect any of the Intellectual Property and (G) an indication of whether the Company believes that its use of any such Open Source Software will subject any Company Entity’s Intellectual Property to the terms of such Open Source Software and, if yes, a reasonably detailed explanation of the consequences thereof.

(i)                                     with respect to any such Company Open Source Software, Schedule 3.13(i) sets forth the incorporation, linking, calling or other use by the products of any Company Entity or any other Intellectual Property. Use of any of the Company Open Source Software does not obligate, nor would it obligate upon distribution, any Company Entity to make available, offer or deliver the source code of any product of any Company Entity or any component thereof or any other Intellectual Property to any third party.

(k)                                  No Company Entity has in connection with any collection of personally identifiable information, failed to use its commercially reasonable efforts to comply with all applicable statutes, rules and regulations in all relevant jurisdictions and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by any Company Entity or by any third party having authorized access to the databases or other records of any Company Entity.

(l)                                     To the Knowledge of the Company, no product of any Company Entity (excluding third party products which are sold separately by the Company and are not integrated into the Company’s products) contains any “viruses,” “worms,” “time bombs,” “key-locks” or any other devices that could disrupt or interfere with the operation of such products or equipment upon which such products operate, or the integrity of the data, information or signals such products produce.

3.14                           Material Contracts.

The Company has furnished to the Purchaser accurate and complete copies of the Material Contracts of each Company Entity, all of which are listed on Schedule 3.14 (along with a description or notation of why each such contract is a Material Contract); provided, however, that the Company is not required to furnish a copy of any agreements with Material Customers pursuant to clause (v) of the definition of Material Contracts below unless such Material Customer either (i) accounted for more than $250,000 of revenue during the year ended July 31, 2006 or (ii) was one of the Company’s 30 largest customers (measured by revenue) in either of the two fiscal years ended July 31, 2005. There is not under any of the Material Contracts any existing breach, default or event of default by any Company Entity, nor event that with notice or lapse of time or both would constitute a breach, default or event of default by any Company Entity; nor does the Company have Knowledge of, and the Company has not received notice of, or made a claim with respect to, any breach or default by any other party thereto. Each Material Contract is valid and binding on the applicable Company Entity and is in full force and effect and, to the Knowledge of the Company, is not the subject of any renegotiation by the counterparty (other than customary addenda for the provision of additional products or services in the case of customer contracts, and settlements described on Schedule 3.10). As used herein, the term “Material Contracts” shall mean any contract, agreement or arrangement (whether written or oral) of any Company Entity that:  (i) is filed, or required to be filed, as an exhibit to the Company SEC Reports; (ii) have been entered into since October 31, 2006 which would be required to be filed as an exhibit to the Company’s filings under the Securities Exchange Act of 1934; (iii) constitutes a debt instrument, including, without limitation, any loan agreement, promissory note, security agreement or other evidence of “Indebtedness,” where any Company Entity is a lender or borrower; (iv) that restricts any Company Entity from engagement in any line of business; (v) is an agreement with a Material Customer with a term in excess of six months; (vi) any joint venture or teaming agreement; (vii) any agreement providing for contingent consideration; (viii) any agreement, option, commitment or rights with, to or in any third party to acquire or to sell a material business division or unit after the date hereof; (ix) any agreement or contract not made in the ordinary course of business; (x) all IP Agreements set forth on Schedule 3.13(b); (xi) any agreement that is set forth on Schedule 3.6; (xii) includes a “future pricing” provision (i.e., a commitment to pricing with respect to products or services to be delivered pursuant to arrangements after the date of this Agreement that can not be changed by the Company on less than 30 days’ notice), other than inflation (CPI) adjustments and similar provisions; or (xiii) includes a “future product” provision (i.e., a requirement that any Company Entity build, customize or tailor a product for a customer, partner, reseller or other contractual counter-party), other than future product provisions entered into in the ordinary course of business providing for standard upgrades or releases of fixes or patches as part of customary maintenance and support services. As used in this Agreement, “Indebtedness” means (1) indebtedness for borrowed money, whether secured or unsecured, (2) other indebtedness evidenced by notes, bonds or debentures, (3) all indebtedness for the deferred purchase price of property or services, whether or not represented by a note, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (5) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (6) capitalized leases, (7) all interest, fees and other expenses and amounts owed with respect to the indebtedness referred to above, and (8) all indebtedness referred to above which is directly or indirectly guaranteed by any Company Entity or to which any Company Entity has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss).

3.15                           Insurance.

Schedule 3.15 contains a complete and accurate description of all policies or binders of insurance held by or on behalf of any Company Entity or insuring any of its employees, properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). Except as set forth in Schedule 3.15, all such policies are in full force and effect and no Company Entity is in default of any provision thereof. All such insurance is of such types and in such amounts and for such risks, casualties and contingencies as is reasonable based upon the business of the Company Entities, as currently conducted. As of the date hereof, there are no pending or asserted claims outstanding against any insurance carrier (excluding health and disability insurance claims) as to which any insurer has denied liability, and there are no pending or asserted claims outstanding under any such insurance policy or binder that have been disallowed or improperly filed.

3.16                           Compliance with Laws, Permits.

(a)                                  Each Company Entity is in material compliance with all Laws or other requirements applicable to it or to the conduct of its business or operations or the use of its properties (including any leased properties) and assets, except in such instances which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Entity has all material permits and approvals from state, federal or local Governmental Bodies which are required for the Company to operate its business.

(b)                                 No Company Entity nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or other Person acting on behalf of any Company Entity, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or other Persons or established or maintained any unlawful or unrecorded funds of the type prohibited in the Foreign Corrupt Practices Act of 1977, as amended. No Company Entity nor, to the Knowledge of the Company, any of their respective directors, officers, agents, employees or other Person acting on behalf of any Company Entity, has accepted or received any unlawful contributions, payments, gifts or expenditures.

3.17                           Tax Matters.

(a)                                  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, including any interest, penalty, or addition thereto, whether disputed or not.

(ii)                                  “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)                                 Except as set forth on Schedule 3.17(b), each Company Entity has filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired. All Tax Returns filed by each Company Entity are complete and accurate in all material respects. Each Company Entity has paid (or the Company has paid on a Company Subsidiary’s behalf) all Taxes shown as due on such Tax Returns, and the Most Recent Balance Sheet reflects an adequate reserve, in accordance with generally accepted accounting principles, consistently applied, for all

Taxes payable by any Company Entity for all taxable periods and portions thereof accrued through the date of the Most Recent Balance Sheet.

(c)                                  Except as set forth in the SEC Reports, no deficiencies for any Taxes have been proposed, asserted or assessed against any Company Entity, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

(d)                                 Each Company Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and complied with all information reporting and backup withholding requirements.

(e)                                  Schedule 3.17(e) lists all federal, state, local, and foreign income Tax Returns filed with respect to each Company Entity for taxable periods ended on or after July 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.

(f)                                    No Company Entity has made any payments or is obligated to make any payments or is a party to any agreement (including this Agreement) that could obligate it to make any payments that will not be deductible pursuant to Section 280G of the Code. No amounts have been deferred under any nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) of the Company or any of its Subsidiaries which would require the recipient thereof to include such amounts in income under Section 409A(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has failed to report any “reportable transaction” within the meaning of Section 6111 of the Code.

(g)                                 Except as set forth in Schedule 3.17(g), no Company Entity (i) has been a member of any group of entities (other than a group of which the Company is the common parent) filing a consolidated federal income Tax Return or similar combined state, local or foreign Tax Return or (ii) has any liability for the Taxes of any Person (other than a Company Entity) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

3.18                           Employee Benefit Plans.

(a)                                  Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which any Company Entity contributes, or has an obligation to contribute, or which any Company Entity maintains or sponsors, or has maintained or sponsored, or with respect to which any Company Entity has any current or potential material obligation or liability (collectively, the “Employee Plans”) complies in all material respects with applicable requirements of ERISA, the Code and other applicable Laws, and each Employee Plan has been maintained, funded and administered in all material respects in accordance with its terms. Each Company Entity has, for purposes of each Employee Plan, correctly classified those individuals performing services for such Company Entity as common law employees, leased employees, independent contractors or agents of any Company Entity.

(b)                                 There are no Employee Plans, and no Company Entity has ever maintained, contributed to, or participated or agreed to participate in any Employee Plan, that is subject to the provisions of Part 3 of Title I of ERISA or Title IV of ERISA or that is or was a “multiple employer plan” or a “multi-employer plan” (as described or defined in ERISA or the Code).

(c)                                  To the Knowledge of the Company, no Company Entity, or any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any “prohibited transaction,” as such term is defined in the Code or ERISA for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. To the Knowledge of the Company, no fiduciary (as such term is defined in Section 3(21) of ERISA) of any Employee Plan has any liability or obligation for breach of fiduciary duty under Section 404(a) of ERISA or has any unpaid civil penalty under Section 502(l) of ERISA. Except as set forth on Schedule 3.18(c), all contributions required to be made to any Employee Plan during the past three fiscal years have been made timely and in accordance with applicable Law.

(d)                                 Schedule 3.18(d) contains a complete and correct list of (i) all Employee Plans and (ii) all other material employment, severance or other similar contracts, arrangements or policies and each other plan, program, agreement or arrangement (written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or for deferred compensation, profit sharing, bonuses, forms of incentive compensation or post-retirement insurance, compensation or benefits which do not constitute Employee Plans (“Benefit Plans”).

(e)                                  No action, audit, suit, proceeding, hearing, investigation or claim has been filed, is pending or, to the Knowledge of the Company, threatened relating to any Employee Plan or Benefit Plan (other than any routine claim for benefits), and there is no basis for any such action, audit, suit, proceeding, hearing, investigation or claim.

(f)                                    Except as provided for in Section 2.3 and for the outstanding shares of Restricted Stock described in the SEC Reports, the transactions contemplated by this Agreement will not cause the acceleration of, vesting in, or payment of, any benefits under any Benefit Plan and shall not otherwise accelerate or increase any liability under any Benefit Plan.

(g)                                 Except for coverage required under Code Section 4980B, no written or oral representations have been made by, or on behalf of any Company Entity to any employee or officer or former employee or officer of any Company Entity promising or guaranteeing any coverage under any employee welfare benefit plan (as defined in ERISA Section 3(1)) for any period of time beyond the end of the current plan year.

3.19                           Employee Matters.

(a)                                  Schedule 3.19 sets forth a list, by employee, of the severance obligations of the Company Entities. Other than those set forth on Schedule 3.19, no Company Entity has any severance obligations. Except as set forth on Schedule 3.19, (i) no Company Entity is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees of any Company Entity; (ii) no Company Enitity is bound by or subject to any agreement with any employee obligating any Company Entity to employee any such employee for a definite term or containing any change of control provisions that would obligate the payment of severance to any employee upon separation or resignation from employment; (iii) there has been no strike, slowdown, work stoppage or other material labor dispute over the past three years involving any Company Entity and none is pending, or, to the Knowledge of the Company, threatened; (iv) there is no labor organization activity or petition for certification pending involving the employees of any Company Entity or to the Knowledge of Company, threatened; (v) to the extend any Company Entity is a party to any contract with any Governmental Entity or first tier contractor, such Company Entity is in material compliance with the provisions of each such contract relating to equal employment opportunity, wages, hours and benefits for employees; (vi) to the Knowledge of the Company, all employees and independent contractors of any Company Entity (excluding Company Subsidiaries located outside of the United States) are United States citizens or residents, and (vii) there is no material employment-related lawsuit, charge, complaint, investigation, inquiry, arbitration, grievance or administrative proceeding that is pending against any Company Entity or, to the Knowledge of the Company, threatened in any forum relating to an alleged violation or breach by any Company Entity (or any of their officers or directors) of any Law or contract.

(b)                                 Within the past three years, no Company Entity has announced or executed a “plant closing” or “mass layoff of employees” as those terms are defined within the meaning of the WARN Act, and no such action will be implemented without advance notification to Purchaser.

3.20                           Environmental Laws.

(a)                                  Each Company Entity and any of their respective predecessors has complied with all Laws (including rules and regulations thereunder and including common law) of federal, state, local and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety (“Environmental and Safety Laws”), and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any of them alleging any failure to comply with, or any potential liability under, any such Law, except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(b)                                 Each Company Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of its business under Environmental and Safety Laws except where the failure to obtain such permits, licenses or authorizations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)                                  No Company Entity has received any notice that it is not in compliance with, or has potential liability under, any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental and Safety Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

(d)                                 There is no civil, criminal or administrative action, suit, demand, claim, hearing notice or demand letter pending, or to the Knowledge of the Company, threatened, against any Company Entity relating in any way to the Environmental and Safety Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except in such instances which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(e)                                  No Company Entity, nor any of their respective predecessors, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any material, substance or waste or owned or operated any property or facility (and no such property or facility is contaminated by any material, substance or waste) so as to give rise to any liabilities (contingent or otherwise), including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to any Environmental and Safety Law, except for any such liabilities or obligations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.21                           Brokers and Finders.

No Company Entity or, to the Knowledge of the Company, any of their respective officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby, except that the Board of Directors has engaged Canaccord Adams Inc. as its financial advisor (“Financial Advisor”). Other than the foregoing arrangement, the Company is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company has delivered to Purchaser a copy of the engagement letter between the Company and Financial Advisor.

3.22                           Opinion of Financial Advisor.

The Company has received the opinion of its Financial Advisor to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Company Common Stock.

3.23                           Competing Interests.

Except as described in Schedule 3.23, no Company Entity, nor, to the Knowledge of the Company, any director, manager, officer or management level employee of any Company Entity, or any Affiliate of any Company Entity (each, a “Related Party”):  (a) owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of any Company Entity or that otherwise has material business dealings with any Company Entity other than ownership of less than five percent (5%) of the outstanding securities of any publicly traded entity or shares of a mutual fund, exchange traded fund, private equity fund or hedge fund; or (b) is a party to, or otherwise has any direct or indirect interest opposed to any Company Entity under, any contract with any Company Entity or other business relationship or arrangement with any Company Entity.

3.24                           Illegal Payments or Activities.

No Related Party or any agent or employee of any Company Entity, has, directly or indirectly:  (a) used any funds of any Company Entity for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds of any Company Entity, or used any other funds to make any payment for the benefit of any Company Entity, in violation of applicable Law to foreign or domestic government officials or employees; (c) used any funds of any Company Entity, or used any other funds to make any payment for the benefit of any Company Entity, in violation of applicable Law or (d) taken any other action which would cause any Company Entity to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

3.25                           No Misrepresentations.

The representations, warranties and statements made by the Company in or pursuant to this Agreement, together with the information disclosed in the Company SEC Reports, are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which they were made, to make any information, in the aggregate, not misleading.

3.26                           Customers.

Set forth on Schedule 3.26 is a list of substantially all customers (ranked by revenue) for the year ended July 31, 2006 and the thirty largest customers for the two prior fiscal years. Except as noted on Schedule 3.26, none of the Material Customers has any outstanding or unresolved threat to any Company Entity (or, to the Knowledge of the Company, to any Person), or outstanding or unresolved notification to any Company Entity of any intention to terminate or materially alter its relationship with any Company Entity.

3.27                           Distributors and Partners.

(a)                                  Schedule 3.27(a) sets forth the name of each distributor, reseller, VAR, OEM or other entity entitled to a commission or fee in connection with the sale of the Company’s products or services which either (i) generated at least $100,000 in aggregate revenues for the Company and the Company Subsidiaries (on a consolidated basis) in any year during the three years ended July 31, 2006 or (ii) was subject to an agreement which provided for an exclusive relationship with any Company Entity (herein a “Distributor” or “Partner”).

(b)                                 (i) No Distributor or Partner has terminated or reduced its relationship with a Company Entity or indicated to a Company Entity (or, to the Knowledge of the Company, to any other Person) that such Distributor or Partner intends to terminate its agreement or relationship with the Company and (ii) no Distributor or Partner has, to the Knowledge of the Company, any plan or intention to terminate its agreement or relationship with the Company, except in each case where such termination or reduction in relationship would not constitute a Company Material Adverse Effect.

3.28                           Internal Controls.

The Company has established, documented and maintains, adheres to and enforces a system of internal accounting controls which are effective as defined under Rule 13a-15(e) and Rule 15d-15(e) under the Securities Exchange Act of 1934, as amended. During the three years ended July 31, 2006, neither the Company nor the Company’s independent auditors has identified, nor has any Company Entity been advised of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the management of any Company Entity or other employees of any Company Entity who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any credible claim or allegation regarding any of the foregoing.

3.29                           Export Control Laws.

Except as set forth on Schedule 3.29, each Company Entity conducts, and has at all times conducted, its export and reexport transactions in all material respects in accordance with all applicable U.S. export and reexport controls, including the United States Export Administration Act and Export Administration Regulations (“EAR”), the International Traffic in Arms Regulations (“ITAR”) and sanctions, Laws and regulations administered by the Office of Foreign Assets Control, and all other applicable import/export controls in other countries in which any Company Entity conducts business. Without limiting the generality of the foregoing and except as set forth on Schedule 3.29: (a) during the past five fiscal years, each Company Entity has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”), (b) each Company Entity is in compliance in all material respects with the terms of all applicable Export Approvals and (c) there are no pending or, to the Knowledge of the Company, threatened claims against any Company Entity with respect to such Export Approvals.

3.30                           Books and Records.

The books of account and other financial records of each of the Company Entities are accurate, correct and complete in all material respects. The minute books of each of the Company Entities contain accurate, correct and complete records of the respective charters and bylaws (or other applicable governing documents) and accurately reflect the material corporate actions of the equityholders and board of directors (or other governing Persons or bodies) of such Company Entity described therein.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1                                 Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Purchaser has no subsidiaries other than Merger Sub.

4.2                                 Corporate Power and Authority.

Purchaser has the corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently being conducted. Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary corporate action.

4.3                                 Binding Effect.

This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency or other similar Laws affecting creditors’ rights; (ii) the availability of equitable remedies may be limited by equitable principles of general applicability; and (iii) rights to indemnification may be limited by considerations of public policy.

4.4                                 Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles or Certificate of Incorporation or Bylaws of Purchaser, (ii) any contract or agreement to which Purchaser is a party or by which it is bound, (iii) any judgment, decree or order of any court or Governmental Body to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (iv) any Law applicable to Purchaser other than such violations, conflicts, breaches or defaults as would not have a material adverse effect on (a) the business, operations, assets or financial condition of Purchaser or (b) the validity or enforceability of, or the ability of Purchaser to perform its obligations under, this Agreement. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, compliance with the applicable requirements of the HSR Act, the Securities Act, the Exchange Act and applicable state securities Laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated hereby.

4.5                                 Financing.

Purchaser has, or will have at Closing, sufficient internal or external resources to provide debt and equity financing for the transactions contemplated thereby.

4.6                                 Brokers and Finders.

Other than Craig-Hallum Capital Group, LLC, none of Purchaser or any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Except as set forth in the preceding sentence, Purchaser is not aware of any claim for payment that would be required to be paid by Purchaser of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5
CERTAIN COVENANTS AND AGREEMENTS

5.1                                 Conduct of Business by Company.

From the date hereof to the Effective Date, the Company will, and will cause each Company Subsidiary to, except as (i) contemplated by this Agreement, (ii) set forth on Schedule 5.1, or (iii) otherwise consented to in writing by Purchaser:

(a)                                  carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

(b)                                 neither change nor amend its Certificate of Incorporation or Bylaws;

(c)                                  other than pursuant to the exercise of the Options outstanding on the date hereof, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of the Company or any of Company’s Subsidiaries or rights or obligations convertible into or exchangeable for any shares of the capital stock of any Company Entity and not alter the terms of any presently outstanding Options or the Stock Option Plans or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of any Company Entity;

(d)                                 not (x) declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of any Company Entity, (y) redeem, purchase or otherwise acquire any shares of the capital stock or other securities of any Company Entity or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of any Company Entity or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing or (z) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class of any Company Entity other than shares of Common Stock reserved for issuance pursuant to the exercise of Options outstanding on the date hereof;

(e)                                  not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

(f)                                    preserve intact the corporate existence, goodwill and business organization of each of the Company Entities, to keep the officers and employees of each of the Company Entities available to the applicable Company Entity and to preserve the relationships of each of the Company Entities with suppliers, customers and others having business relations with any of them;

(g)                                 (i) create, incur or assume any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than the Company Subsidiaries, (iii) make any loans or advances to any other Person other than the Company Subsidiaries, or (iv) make any capital contributions to, or investments in, any Person other than the Company Subsidiaries, other than any advance or expenditure not exceeding $250,000 made by a Company Entity on behalf of its customers;

(h)                                 not transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business;

(i)                                     not enter into any lease, agreement or arrangement with respect to any real property;

(j)                                     not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, (iii) grant any Option or increase in the compensation of any other employees except for salary increases in the ordinary course of business, or (iv) amend or otherwise increase, or accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive, compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan or other contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or its Subsidiaries;

(k)                                  not make or incur (other than in the ordinary course of business)   capital expenditures that, when added to all capital expenditures previously made during fiscal 2007, exceed by more than $50,000 the Company’s 2007 capital expenditure budget previously furnished to the Purchaser (as used herein, “capital expenditure” shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which has a useful life of more than one year, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

(l)                                     except as provided in this Section 5.1, not enter into any agreement or contract the performance of which would involve payment by the Company after the date of this Agreement of consideration in excess of $150,000;

(m)                               not pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (x) payment, discharge or satisfaction of obligations arising in the ordinary course of business properly reflected and reserved against in the Most Recent Balance Sheet or incurred since October 31, 2006, in the ordinary course of business and (z) the repayment of any Indebtedness;

(n)                                 perform all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide software or services entered into in the ordinary course of business;

(o)                                 not change any of the accounting policies used by it, except as required by Law, rule, regulation or GAAP;

(p)                                 prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Purchaser, at its request, to review all such returns, reports, filings and amendments at the Company’s offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns;

(q)                                 not do any of the following:  make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, change any entity classification election under Treasury Regulation §301.7701-3, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax;

(r)                                    not effect or declare, any split, combination or reclassification of any Company Entity’s equity securities or voting interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for equity securities or voting interests in any Company Entity;

(s)                                  not fail to maintain any insurance coverage of any Company Entity in a manner consistent with past practices;

(t)                                    not pay any material commissions to sales employees in a manner that differs from the ordinary course of business;

(u)                                 not enter into or amend any agreement or arrangement that provides customers or any other third parties with enhanced rights or refunds of any nature upon a change of control or consummation of the transactions contemplated herein;

(v)                                 except in the ordinary course of business, not enter into any exclusive arrangements with any Person or any arrangements that include a “most-favored nation” or “equally-favored nation” provision;

(w)                               not enter into any new line of business or relocate or terminate the operations of any office of a Company Entity;

(x)                                   not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of a Company Entity;

(y)                                 not engage in any transaction with any Related Party except for compensation and expense reimbursement practices in the ordinary course of business;

(aa)                            not enter into any settlement, conciliation or similar agreement, the performance of which will (i) involve payment of consideration of more than $50,000 in excess of reserves established prior to the date of this Agreement or (ii) requires any Company Entity to limit the function or feature of a product that is currently licensed to third parties by any Company Entity;

(bb)                          not enter into any contract, license, agreement or arrangement or any series of related contracts, licenses, agreements or arrangements with any Person that is not terminable without liability within 30 days, except in the ordinary course of business;

(cc)                            enter into any employment, severance or similar agreements (other than “at will” employment agreements) with any Person;

(dd)                          not enter into any agreement which prohibits any Company Entity from competing with any Person; and

(ee)                            agree or commit to take or refrain from taking or not to do, as applicable, any of the actions described in Section 5.1(a) through Section 5.1(dd).

In connection with the continued operation of the business of the Company Entities between the date of this Agreement and the Effective Date, the Company shall confer in good faith and on a regular and frequent basis with one or more representatives of Purchaser designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, the Company will allow Purchaser employees and agents to be present at the Company’s business locations to observe the business and operations of the Company Entities. The Company acknowledges that Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall Purchaser be responsible for any decisions made by the Company’s officers and directors with respect to matters which are the subject of such consultation.

5.2                                 Inspection and Access to Information.

Between the date of this Agreement and the Effective Date, the Company will, and will cause each of the Company Entities to provide to Purchaser and their accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to Purchaser and their authorized representatives such financial, technical and operating data and other information pertaining to its business (including information relating to material insurance claims), as Purchaser shall from time to time reasonably request.

5.3                                 Antitrust Laws.

As soon as practicable but in no event later than 15 days from the date hereof, each of Purchaser and the Company shall make any and all filings which are required under the HSR Act. Each of Purchaser and the Company will split equally the applicable filing fee and assist the other as may be reasonably requested in connection with the preparation of such filings.

5.4                                 Stockholders’ Meeting; Proxy Statement.

(a)                                  The Company shall (i) call a meeting of its stockholders to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement (the “Special Meeting”); (ii) hold its stockholders’ meeting as promptly as practicable; (iii) include in the Proxy Statement the recommendation of the Board of Directors that the terms of this Agreement are fair to and in the best interest of the stockholders of the Company, declaring this Agreement to be advisable and that the stockholders of the Company vote in favor of the adoption of this Agreement and the completion of the Merger; and (iv) use its reasonable best efforts to solicit from holders of shares of Company Common Stock proxies in favor of the Merger; provided, however, that the foregoing is subject to any action taken by, or upon the authority of, the Board of Directors of the Company in a response to an Acquisition Proposal and in the exercise of its good faith judgment, based upon the advice of counsel, that a failure of the Board of Directors to withdraw, modify or change its recommendation due to the receipt of an Acquisition Proposal would constitute a breach of its fiduciary duties to such stockholders; and provided, further, that the Company acknowledges that any such change in the recommendation of the Company’s Board of Directors is subject to the provisions of Section 8.1(f) and 8.1(g)(ii) hereof.

(b)                                 As promptly as practicable but in no event later than 30 days after the execution of this Agreement, the Company, after consultation with Purchaser, shall file a proxy statement for use at the Special Meeting (the “Proxy Statement”) under and pursuant to the provisions of the Exchange Act. The Company, after consultation with Purchaser, shall respond promptly to all comments made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be filed with the SEC and mailed to its stockholders, as required by the Exchange Act. The Company will notify the Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, or for additional information, and will supply the Purchaser with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement. The Company shall provide draft Proxy Statements to the Purchaser and use commercially reasonable efforts to accept Purchaser’s comments related thereto.

(c)                                  Each of Purchaser and the Company agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate for inclusion in the Proxy Statement or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement.

(d)                                 At the time the Proxy Statement is mailed to the Company’s stockholders, the Company will ensure that the Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and (ii) comply in all material respects with the provisions of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by Purchaser or the Company with respect to statements made in the Proxy Statement based on information supplied by the other party expressly for inclusion or incorporation by reference in the Proxy Statement or information omitted with respect to the other party.

5.5                                 Efforts; Further Assurances; Cooperation.

Subject to the other provisions of this Agreement, the parties hereby shall each use commercially reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

(a)                                  The Company and Purchaser shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to (i) comply with the provisions of the HSR Act, and (ii) obtain any other required approval of any other federal, state or local Governmental Body with jurisdiction over the transactions contemplated by this Agreement.

(b)                                 In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(c)                                  Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 or 7 and (ii) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d)                                 The Company shall use commercially reasonable efforts to promptly obtain all authorizations, consent, approvals and waivers of, give all notices to each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, provided that, in connection with obtaining such authorizations, consents, approvals and waivers, or the giving of such notices, the Company shall not incur any material out of pocket costs or any other material obligation.

5.6                                 Public Announcements.

The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, Governmental Bodies, employees or the general public shall be mutually agreed upon in advance (unless Purchaser or the Company is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by Law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section).

5.7                                 No Solicitations.

(a)                                  From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, no Company Entity shall directly or indirectly (i) solicit or initiate discussion with, (ii) enter into negotiations or agreements with, (iii) intentionally furnish any information to, or (iv) take any other action to solicit any inquiries from, any corporation, limited liability company, partnership, Person or other entity or group (other than Purchaser, an Affiliate of Purchaser or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities, business combination, or other takeover or business combination transaction (including, without limitation, by way of a tender offer, foreclosure, plan of reorganization or liquidation) (an “Acquisition Proposal”) involving any Company Entity, and the Company shall instruct, and use all reasonable efforts to cause, its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b)                                 Notwithstanding the foregoing, (i) nothing in this Section 5.7 shall prevent the Company or the Board of Directors from taking, and disclosing to the Company’s stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to the Company’s stockholders which, upon the advice of independent outside counsel, is required under applicable Law (provided that neither the Company nor its Board of Directors may recommend any Acquisition Proposal except to the extent contemplated by Section 8.1(f) and any withdrawal, modification or change in a manner adverse to Purchaser its recommendation to the stockholders of the Company to approve this Agreement and the Merger will provide Purchaser with the right to terminate this Agreement as set forth in Section 8.1(g)) and (ii) the Company may prior to adoption of this Agreement by the Company’s stockholders in accordance with this Agreement, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any Person or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to any such transaction, (x) such proposal provides for the acquisition for cash or marketable securities of all of the outstanding shares of Company Common Stock and at such time the Company is not in breach of this Section 5.7, (y) the Board of Directors of the Company determines in good faith, after consultation with its independent financial advisor, that such proposal is financially superior to the Merger and fully financed or reasonably capable of being financed, and (z) the Board of Directors of the Company determines in good faith, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate their fiduciary duties to the Company’s stockholders under applicable Law. A proposal meeting all of the criteria in clause (ii) of the preceding sentence is referred to herein as a “Superior Proposal.”

(c)                                  The Company will notify Purchaser promptly if the Company becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, the Company with respect to an Acquisition Proposal, and the Company shall promptly deliver to Purchaser any written inquiries or proposals received by the Company relating to an Acquisition Proposal. Each time, if any, that the Board of Directors of the Company determines, upon advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to stockholders, that it must enter into negotiations with, or furnish any information to, any Person or group (other than Purchaser, an Affiliate of Purchaser or their authorized representatives) concerning any Acquisition Proposal, the Company will give Purchaser prompt notice of such determination.

(d)                                 The parties hereto agree that the remedy at law for any breach of the requirements of this Section 5.7 will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and therefore, the parties hereto agree and consent that in the event of any breach of this Section 5.7, in addition to any and all other legal and equitable remedies available for such breach pursuant to this Agreement, the non-breaching parties shall be entitled to obtain preliminary or permanent injuctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under applicable Law, a temporary restraining order may be granted immediately on commencement of such action.

5.8                                 Indemnification.

In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the “Managers”) of any Company Entity is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of any Company Entity, or is or was serving at the request of any Company Entity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, the Company shall indemnify and hold harmless, and from and after the Effective Date the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Date), (i) if the Company (prior to the Effective Date) or the Surviving Corporation (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and the Company, or the Surviving Corporation after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) the Company, or the Surviving Corporation after the Effective Date, will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall have no obligation under the foregoing provisions of this Section 5.8 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable Law. Upon the finality of any such determination that the Surviving Corporation is not liable for any such indemnification claims, the Manager will reimburse Purchaser and the Surviving Corporation for any fees, expenses and costs incurred by Purchaser or the Surviving Corporation in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Date, the Surviving Corporation thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). The Company agrees that all rights to indemnification existing in favor of the Managers as provided in the Company’s Certificate of Incorporation or Bylaws as in effect as of the date hereof, and in any agreement between the Company and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

5.9                                 Directors’ and Officers’ Insurance.

For six years from the Effective Date, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering those Persons who are currently covered on the date of this Agreement by the Company’s directors’ and officers’ liability insurance policy (the “Indemnified Parties”); provided, however, that in no event shall the Surviving Corporation be required to expend in excess of twice the most recent annual premium for such insurance coverage; provided further, that if the cost of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Date. The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.10                           Financial Statements.

From and after the date hereof until the Closing, as soon as practicable after the end of each calendar month (but no later than thirty days after the end of such calendar month),

the Company shall deliver to the Purchaser its regularly prepared internal monthly management report, which includes a balance sheet and results of operations for such calendar month (it being understood that such statements do not contain all of the adjustments required by GAAP).

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

Except as may be waived by the Company, the obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

6.1                                 Compliance.

Purchaser shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser on or before the Closing Date.

6.2                                 Representations and Warranties.

All of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date.

6.3                                 Certificates.

The Company shall have received a certificate or certificates, executed on behalf of Purchaser by an executive officer of Purchaser, to the effect that the conditions contained in Sections 6.1 and 6.2 have been satisfied.

6.4                                 Stockholder Approval.

This Agreement shall have been approved and adopted by the Required Stockholder Approval.

6.5                                 Consents; Litigation.

Other than the filing of Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any Governmental Body shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Body which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Except as may be waived by Purchaser, the obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

7.1                                 Compliance.

The Company shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

7.2                                 Representations and Warranties.

The representations and warranties of the Company contained in this Agreement (i) that are not qualified by “materiality” or “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date and (ii) that are qualified by “materiality” or “Material Adverse Effect” shall have been true and correct when made and shall be true and correct as of the Closing Date.

7.3                                 Certificates.

Purchaser shall have received a certificate or certificates, executed on behalf of the Company by an executive officer of the Company, to the effect that the conditions in Sections 7.1 and 7.2 have been satisfied.

7.4                                 Consents; Litigation.

Other than the filing of the Certificate of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by, any Governmental Body, and all required third-party consents shall have been obtained. In addition, no preliminary or permanent injunction or other order shall have been issued by any court or by any Governmental Body which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Date.

7.5                                 Appraisal Rights.

The aggregate number of shares of Company Common Stock immediately prior to the Effective Date, the holders of which have demanded and perfected their demands for appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not exceed 10% of the total number of shares of Company Common Stock outstanding as of the record date for the Company Stockholders’ Meeting.

7.6                                 Material Adverse Effect. Prior to Closing, there shall not have occurred any change or event having, or which foreseeably could have, a Company Material Adverse Effect.

7.7                                 Employment Agreement. Prior to Closing, Michael D. Andereck and the Company shall have entered into the amendment of Mr. Andereck’s employment agreement as set forth on Schedule 7.7.

ARTICLE 8
MISCELLANEOUS

8.1                                 Termination.

In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date:

(a)                                  by mutual consent of the Company and Purchaser;

(b)                                 by Purchaser if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Company set forth herein or a failure to perform in any material respect a covenant on the part of the Company with respect to its representations, warranties and covenants set forth in this Agreement;

(c)                                  by the Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Purchaser set forth herein or a failure to perform in any material respect a covenant on the part of Purchaser with respect to its representations, warranties and covenants set forth in this Agreement;

(d)                                 by either Purchaser or the Company if the transactions contemplated by this Agreement have not been consummated by April 30, 2007, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

(e)                                  by either the Company or Purchaser if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or Governmental Body having competent jurisdiction;

(f)                                    by the Company if the Board of Directors of the Company withdraws or adversely modifies or changes its recommendation to its stockholders to approve this Agreement and the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal; provided that (A) at least five business days prior to terminating this Agreement pursuant to this Section 8.1(f) the Company has provided Purchaser with written notice advising Purchaser that the Board of Directors of the Company has received a Superior

Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Purchaser to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would not longer constitute a Superior Proposal; and further provided that simultaneously with any termination of this Agreement pursuant to this Section 8.1(f), the Company shall pay to Purchaser the Termination Fee; and further provided that the Company may not terminate this Agreement pursuant to this Section 8.1(f) if the Company is in material breach of this Agreement; and

(g)                                 by Purchaser if (i) the Company’s Board of Directors withdraws or materially modifies or changes its recommendation to the stockholders of the Company to approve this Agreement and the Merger, (ii) the Company notifies the Buyer of its intention to exercise its rights under Section 5.7 with respect to an Acquisition Proposal and within 10 days thereafter, the Company has not notified Purchaser that it has determined not to pursue, and has ceased and terminated all discussions, negotiations and exchanges of information concerning, such Acquisition Proposal or (iii) upon a vote thereon at the Special Meeting, this Agreement shall not have been adopted by the Required Stockholder Vote.

8.2                                 Expenses.

(a)                                  Except as provided in (b) below, if the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(b)                                 If, (i) this Agreement is terminated by the Company pursuant to Section 8.1(f) hereof, (ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(g)(i) or Section 8.1(g)(ii) hereof or (iii) (x) if prior to the termination of this Agreement but on or before April 30, 2007, or (y) within 12 months following termination of this Agreement pursuant to Section 8.1(g)(iii), the Company enters into a definitive agreement with respect to an Acquisition Proposal with any Person or group (other than Purchaser or any Affiliate of Purchaser), and such transaction (including any revised transaction based upon the Acquisition Proposal) is thereafter consummated, then the Company shall pay to Purchaser a fee (the “Termination Fee”) equal to the sum of (x) all reasonable documented fees, costs and expenses, including legal and accounting fees and fees payable to Purchaser’s financial advisors, incurred by Purchaser in connection with the transactions contemplated by this Agreement and (y) an amount equal to $3.2 million, but in no event shall such total exceed $3.9 million. The Termination Fee shall be payable in same day funds to an account specified by the Purchaser on the date of termination of this Agreement, in the event of clauses (i) or (ii) above, and upon completion of the transaction implementing the Acquisition Proposal, in the event of clause (iii) above.

8.3                                 Entire Agreement.

This Agreement, the Confidentiality Agreement dated as of October 23, 2006 (the “Confidentiality Agreement”) and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties (other than the Confidentiality Agreement) with respect to such transactions. The parties hereto acknowledge that, in the event that this Agreement is terminated pursuant to Section 8.1, the Confidentiality Agreement shall continue in full force and effect. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

8.4                                 Survival of Representations and Warranties.

The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall terminate on the Closing Date.

8.5                                 Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

8.6                                 Notices.

All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

(a)                                  If to the Company:

Docucorp International, Inc.

5400 LBJ Freeway, Suite 300

Dallas, Texas 75240

Attention:  Michael D. Andereck, President and
Chief Executive Officer

Fax:  214-891-6678

With a copy (which shall not constitute notice) to:

Hallett & Perrin
2001 Bryan Street
Suite 3900
Dallas, Texas 75201
Attention:  Bruce H. Hallett
Fax:  214-922-4170

(b)                                 If to Purchaser:

Skywire Software, LLC

2401 Internet Blvd., Suite 101

Frisco, Texas 75034

Attention:  C. Patrick Brandt, Chief Executive Officer

Fax:  972-337-1109

With a copy (which shall not constitute notice) to:

Balestri & Associates

2651 N. Harwood, Suite 200

Dallas, Texas 75201

Attention:  Ray A. Balestri

Fax:  214-981-9081

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.7                                 Successors; Assignments.

This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other.

8.8                                 Governing Law.

This Agreement shall be construed and enforced in accordance with the Laws of the State of Texas (except the choice of Law rules thereof). Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the county of Dallas in the State of Texas, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereto further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

8.9                                 Waiver and Other Action.

This Agreement, including any schedule or exhibit hereto, may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

8.10                           Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

8.11                           No Third Party Beneficiaries.

Section 5.8 is intended for the benefit of each “Manager” (as defined therein) and Section 5.9 is intended for the benefit of each “Indemnified Party” (as defined therein), and such sections may be enforced by such Persons, their heirs and representatives. Other than as expressly set forth in this Section 8.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their stockholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such Person being deemed a third party beneficiary of this Agreement.

8.12                           Mutual Contribution.

The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

8.13                           Usage of Terms.

Any defined term used in this in plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders. All accounting terms not otherwise defined in this Agreement shall be construed in conformity with, GAAP, except as expressly permitted by this Agreement.

8.14                           Certain Defined Terms.

As used herein:

(a)                                  “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with, the specified Person;

(b)                                 “Company Entity” means each of the Company and each of the Company Subsidiaries;

(c)                                  “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d)                                 “Governmental Body” means any governmental or quasi-governmental agency, authority, commission, board or other body.

(e)                                  “Knowledge” and “known” and words of similar import mean:

(i)                                     with respect to the Company, the Company will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Company, if Messrs. Michael D. Andereck, J. Robert Gary, Edward Holcomb or Barry Werner has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonably inquiry; and

(ii)                                  with respect to Purchaser or Merger Sub, such will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Purchaser or Merger Sub if C. Patrick Brandt, Wendy Gibson and Don Braun has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry.

(f)                                    “Laws” means all statutes, laws (including common laws), ordinances, decrees, orders, rules or regulations of any Governmental Body;

(g)                                 “Material Customer” means each customer of a Company Entity that has accounted for more than $250,000 of revenues during any year within the three year period ended July 31, 2006;

(h)                                 “ordinary course of business” means with respect to any Company Entity the normal course of operation of the business of such Company Entity, consistent with past practice; and

(i)                                     “Person” means any individual, corporation, partnership, Governmental Body or other entity.

8.15                           Index of Defined Terms.

Defined terms not otherwise defined in Section 8.14 are as follows.

Terms	Section
Acquisition Proposal	5.7(a)
Affiliate	8.14(a)
Agreement	1st paragraph
Benefit Plans	3.18(d)
Certificates	2.5(b)
Closing	1.6
Closing Date	1.6
Code	3.17(a)(i)
Company	1st paragraph
Company Common Stock	2.1(a)
Company Entity	8.14(b)
Company Financial Statements	3.9(a)
Company Material Adverse Effect	3.3
Company Open Source Software	3.13(g)
Company SEC Reports	3.7
Company Software	3.13(b)
Company Subsidiaries	3.2
Company Trade Secrets	3.13(f)
Confidentiality Agreement	8.3
Control	8.14(c)
Controlled By	8.14(c)
Controlling	8.14(c)
Converted Shares	2.1(a)
Current 10-K	3.2
DGCL	1.1
Dissenting Shares	2.2
Distributor	3.27
EAR	3.29

Terms	Section
Effective Date	1.3
Employee Plans	3.18(a)
Environmental and Safety Laws	3.20
Equally-Favored Nation	5.1(v)
ERISA	3.18(a)
Exchange Act	3.6
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
Export Approvals	3.29
Financial Advisor	3.21
Future Pricing	3.14
Future Product	3.14
GAAP	3.9(a)
Governmental Body	8.14(d)
HSR Act	3.6
Indebtedness	3.14
Indemnified Parties	5.9
Indemnified Party	8.11
Intellectual Property	3.13(a)
IP Agreements	3.13(b)
IP Assignment Agreement	3.13(a)
ITAR	3.29
Key Employee	8.14(e)
Knowledge	8.14(f)
Knowledge	8.14(f)(i)
Knowledge	8.14(f)(ii)
Known	8.14(f)
Known	8.14(f)(i)
Known	8.14(f)(ii)
Laws	8.14(g)
Liens	3.12
Manager	8.11
Managers	5.8

Terms	Section
Mass Layoff of Employees	3.19(b)
Material Contracts	3.14
Material Customer	8.14(h)
Merger	1.1
Merger Price	2.1(a)
Merger Sub	1st paragraph
Most Recent Balance Sheet	3.8
Most-Favored Nation	5.1(v)
Multi-Employer Plan	3.18(b)
Multiple Employer Plan	3.18(b)
Open Source Software	3.13(g)
Option Consideration	2.3
Options	2.3
Ordinary Course of Business	8.14(i)
Partner	3.27
Permitted Investments	2.5(a)
Permitted Liens	3.12
Person	8.14(j)
Plant Closing	3.19(b)
Prohibited Transaction	3.18(c)
Proxy Statement	5.4(b)
Purchaser	1st paragraph
Related Party	3.23
Required Stockholder Approval	3.4
SEC	3.7
Securities Act	3.6
Securities Transfer Corporation	2.5(a)
Special Meeting	5.4(a)
Stock Option Plans	2.3
Superior Proposal	5.7(b)
Surviving Corporation	1.1
Tax	3.17(a)(i)
Tax Return	3.17(a)(ii)

Terms	Section
Third Party Software	3.13(b)
Under Common Control With	8.14(c)
WARN Act	3.10(k)

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Docucorp International, Inc.

By:	/s/ Michael D. Andereck
Michael D. Andereck
President and Chief Executive Officer

Skywire Software, LLC

By:	/s/ C. Patrick Brandt
C. Patrick Brandt
Chief Executive Officer

Skywire Star Acquisition Corp.

By	/s/ C. Patrick Brandt
C. Patrick Brandt
Chief Executive Officer